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                                                                     EXHIBIT 6.1

                                   CAPRI CORP.
                             1995 STOCK OPTION PLAN


1.       PURPOSE OF THIS PLAN.

         The Capri Corp., 1995 Stock Option Plan (the "Plan") is intended to advance the interests of Capri Corp. (the "Company"), its shareholders, and its subsidiaries by encouraging and enabling selected employees and non-employees of the Company or its subsidiaries who render services that contribute to, or in the judgment of the Administrator have a potential to contribute to, the profitability and stockholder value of the Company to acquire and retain a proprietary interest in the Company by ownership of its stock. The Board of Directors believes that the greatest benefit to the Company will be obtained by the Administrator of the Plan being able to have the greatest flexibility to tailor each grant and requirements of stock options to the circumstances of each recipient of each award. Consequently, grants of options may qualify as "Incentive Stock Options" under the provisions of Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the "Code") and some may not. The vesting periods, exercise price, and other provisions applicable to the options granted under this Plan may vary between recipients and may vary between options granted to any one recipient.

2.       ADMINISTRATION OF THIS PLAN.

         This Plan will be administered by the President of the Company, or by an officer of the Company named by the President of the Company, as the Administrator. Subject to the express provisions of this Plan, the Administrator will have plenary authority, in his discretion, to determine the individuals who satisfy the requirements set forth in Section 4, to whom, and the time or times at which, options are granted, the option exercise price, and the number of shares to be subject to each option. In making those determinations the Administrator may take into account the nature of the services rendered by the respective individuals, their present, past, and potential contributions to the Company's success and such other factors as the Administrator, in his discretion, considers relevant. Subject to the express provisions of this Plan, the Administrator will also have plenary authority to interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of the respective stock option agreements (which need not be the same in stock options granted to different Recipients at the same time and need not be the same in stock options granted to the same Recipient at different times) and to make all other determinations necessary or advisable for the administration of this Plan. The Administrator's determinations on the matters referred to in this Section 2 will be conclusive.

3.       STOCK SUBJECT TO THIS PLAN.

         Two million (2,000,000) shares of the authorized but unissued common stock ("Common Stock") of the Company have been allocated to this Plan and will be reserved for issue upon the exercise of options granted under this Plan. If the number of shares of the Common Stock is adjusted



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upon the occurrence of any event described in Section 5.6 or 6 of this Plan then the number of shares of Common Stock allocated to this Plan may be similarly adjusted. The Administrator may, in his discretion, use shares purchased on the market for the purposes of this Plan, in lieu of authorized but unissued shares. If any option granted expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that option will again be available for grant and for all other purposes under this Plan.

4.       ELIGIBILITY FOR GRANT OF OPTIONS PURSUANT TO THE PLAN.

         All employees and non-employees of the Company and its subsidiaries who render services to the Company and its subsidiaries are eligible for grant of stock options. The President of the Company, even though the Administrator of this Plan, may receive stock option grants. In the case of the president, the Board of Directors will determine the number of shares, option exercise price, and other terms of each stock option grant. Selection of persons to receive grants of stock options and the types of options granted is at the discretion of the Administrator. A person to whom a stock option is granted is referred to in this Plan as a "Recipient". In making any determination as to eligible persons to whom options will be granted and the number of Shares to be covered by such options, the Administrator may, in his discretion, take into account the person's functions, responsibilities, value of services to the Company or its subsidiaries in the past and potential contributions to the profitability and sound growth of the Company or it subsidiaries in the future, the likelihood that the granting of an option will induce an employee who might otherwise leave the Company or its subsidiaries to continue his or her employment, and such other factors as the Administrator considers appropriate to accomplish the purpose of this Plan. Incentive Stock Options may only be granted to employees.

5.       TERMS AND CONDITIONS OF OPTIONS.

         Each option granted under this Plan will be evidenced by an agreement executed by the Administrator on behalf of the Company and the person to whom a stock option grant is made (a "Recipient") and will contain such terms and be in such form as the Administrator may from time to time approve, subject to the following general limitations and conditions:

         5.1 OPTION PRICE. The option exercise price per share with respect to each option will be at the discretion of the Administrator, subject to the requirements of Section 5.1 (a) of this Plan. The option exercise price per share may be at a percentage of the fair market value of a share of Common Stock at the date of grant, or may be at a specified dollar amount. If the option exercise price per share with respect to an option is stated at some percentage of the fair market value of a share of Common Stock, the fair market value will be as determined by the Administrator and such determination will be binding upon the Company and the person to whom the option is granted. The Administrator may, but is not obligated to, consider the following in his determination of the fair market value of a share of Common Stock of the Company: (i) if the Common Stock is listed on a national securities exchange or the NMS or quoted on the NASDAQ, the closing price on the day before the date of the grant, (ii) if the Common Stock is not so listed or quoted, the basis of the mean


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between the bid and asked quotations (as reported by a recognized stock quotation service or broker which makes a market in the Company's Common Stock) for a share of Common Stock for the period of time prior to the date of the grant that the Administrator believes to be a representative sample so as to establish the fair market value of the Common Stock free of abnormal market influences.

                  (a) INCENTIVE STOCK OPTION PRICE. If the stock option granted is termed an Incentive Stock Option in accordance with the provisions of the Code, the option exercise price will be not less than the fair market value of the Common Stock at the time the option is granted, or in the case of an option granted to an employee that at the time that the option is granted owns stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company ("10% Holder"), the option exercise price will be not less than 110% of the fair market value of the Common Stock at the time the option is granted.

                 (b) NON-INCENTIVE STOCK OPTION PRICE. If the stock option is not an Incentive Stock Option, the option exercise price will be as determined by the Administrator.

         5.2 PAYMENT OF STOCK OPTION EXERCISE PRICE. The option exercise price may be paid in cash, certified personal check, cashier's check, promissory note, or by delivery of shares of Common Stock having a fair market value equal to the option exercise price (including surrender of shares subject to the option that have a fair market value at the time of exercise equal to the option exercise price). The option exercise price must be paid in full prior to delivery of the shares for which the option is exercised.

         5.3 PERIOD OF EXERCISE. Each option may be exercised at such time as set forth in each individual option grant, but in the case of an Incentive Stock Option may not be exercised after the first to occur of. (a) the last day of employment, (b) expiration of 10 years after the date of grant or in the case of an Incentive Stock Option granted to a 10% Holder, not after 5 years after the date of grant, or (c) in any calender year if other Incentive Stock Options granted to that Recipient are exercisable that could result in the Recipient receiving Common Stock in excess of $100,000. Within such limits, options will be exercisable at such time or times, and subject to such restrictions and conditions, as the Administrator, in each instance, approves or specifies, including a limit on the number of shares as to which any option may be exercised during any period of time, all or any of which need not be uniform for all persons to which options are granted. In no event may any stock option be exercised after the last day of employment with the Company or its subsidiaries.

         5.4 NONTRANSFERABILITY OF OPTION. No option may be transferred or assigned by any person to whom an option is granted under this Plan and may only be exercised by such person during his life. No option may be pledged or hypothecated in any way and no option may be subject to execution, attachment, or similar process, except with the express consent of the Administrator.

         5.5 RETENTION OF SHARES AFTER EXERCISE. Each Recipient as a condition to the receipt of a stock option grant must agree in the stock option grant agreement to retain ownership of the

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Common Stock purchased upon exercise of a stock option for the period of time set forth in the stock option grant agreement. If a Recipient attempts to transfer any shares of Common Stock acquired upon such exercise prior to the expiration of the time set forth in the stock option grant agreement. the Company may purchase such shares for a purchase price equal to the option exercise price for such shares so attempted to be transferred. Certificates issued on the exercise of a stock option may contain one or more legends restricting transfer of the certificates and the shares of Common Stock represented thereby.

         5.6 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Notwithstanding any other provisions of this Plan, the option agreements may contain such provisions as the Administrator may determine to be appropriate for the adjustment of the number of and class of shares subject to each outstanding option and the option exercise prices in the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split ups, combinations, or exchanges of shares and the like. The number of outstanding shares of Common Stock of the Company, the aggregate number and class of shares available under this Plan. and the maximum number of shares as to which options may be granted to any individual upon any such change will be made by the Administrator, whose determination will be conclusive. The Administrator may determine that no adjustment in either the number and class of shares subject to each outstanding option or the option exercise price is appropriate.

6.       ADJUSTMENTS UPON REORGANIZATION.

         If the Company is a party to any statutory merger, statutory consolidation, sale of all, or substantially all, of its assets, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company and if (a) there is as part of such a reorganization an agreement which specifically provides for the change, conversion, or exchange of options granted under this Plan or of shares of Common Stock of the Company subject to options granted under this Plan, then the Administrator will adjust the shares subject to outstanding and unexercised options or convert the options granted under this Plan to options to purchase shares as set forth in such agreement in a manner not inconsistent with the provisions of such agreement; or (b) there is no plan or agreement respecting such a reorganization or if such agreement does not specifically provide for the change, conversion, or exchange of options granted under this Plan, or for the shares subject to options granted under this Plan, the options under this Plan will terminate as of the date of such reorganization and the Administrator will give holders of options granted under this Plan notice of such reorganization and the opportunity to exercise all options granted pursuant to this Plan prior to such reorganization to the extent that the Administrator is reasonably able to do so.

7.       VESTING OF SHAREHOLDER RIGHTS.

         No Recipient will have any rights as a shareholder of the Company solely by reason of having been granted an option until the option is exercised and the shares as to which the option is exercised are entered on the records of the Company as being issued and outstanding.


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8.       RESTRICTION ON ISSUING SHARES.

         The exercise of each option granted under this Plan will be subject to the condition that if at any time the Administrator determines in his discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon any exercise of any option granted pursuant to this Plan under any state or federal law, or that the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, such exercise will not be effective unless such withholding, listing, registration, qualification, consent, or approval is effected or obtained free of any conditions not acceptable to the Administrator.

9.       USE OF PROCEEDS.

         The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under this Plan will be added to the Company's general funds and be used for general corporate purposes.

10.      ADOPTION, AMENDMENT, AND TERMINATION.

         This Plan will be effective upon approval by the shareholders of the Company. The Board of Directors may at any time terminate this Plan, or make such modifications of the Plan as it deems advisable to conform to changes in the law or in any other respect which the Board of Directors considers to be in the best interests of the Company, except that the Board of Directors may not change the provisions relating to the option exercise price or relating to the period of exercise of any option granted under this Plan. No termination or amendment of this Plan may, without the consent of the person to whom any option is theretofore granted, adversely affect the rights of such person under such option. Unless this Plan is earlier terminated by action of the Board of Directors, this Plan will terminate on the eleventh anniversary of its adoption by the Board.



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